Exhibit 25.2

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	Check if an application to determine eligibility of a Trustee pursuant to Section 305 (b)(2)

CITIBANK, N.A.

(Exact name of trustee as specified in its charter)

13-5266470
(I.R.S. employer
identification no.)

399 Park Avenue, New York, New York	10043
(Address of principal executive office)	(Zip Code)

U.S. BANCORP

(Exact name of obligor as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

800 Nicollet Mall
Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

Subordinate Debt Securities

(Title of the indenture securities)

Item 1.	General Information.

Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Comptroller of the Currency	Washington, D.C.

Federal Reserve Bank of New York	New York, NY
33 Liberty Street
New York, NY

Federal Deposit Insurance Corporation	Washington, D.C.

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Item 16.	List of Exhibits.

List below all exhibits filed as a part of this Statement of Eligibility.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as exhibits hereto.

Exhibit 1 - Copy of Articles of Association of the Trustee, as now in effect.

Exhibit 2 - Copy of certificate of authority of the Trustee to commence business.

Exhibit 3 - Copy of authorization of the Trustee to exercise corporate trust powers.

Exhibit 4 - Copy of existing By-Laws of the Trustee.

Exhibit 5 - Not applicable.

Exhibit 6 - The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939

Exhibit 7 - Copy of the latest Report of Condition of Citibank, N.A.

Exhibit 8 - Not applicable.

Exhibit 9 - Not applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York and State of New York, on the 9th day of March 2026.

CITIBANK, N.A.

By:	/s/ Miriam Molina
Miriam Molina
Senior Trust Officer

Exhibit 7

CONSOLIDATED BALANCE SHEET

Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2025	2024
Assets
Cash and due from banks (including segregated cash and other deposits)	$23,717	$22,782
Deposits with banks, net of allowance	325,862	253,750
Securities borrowed and purchased under agreements to resell (including $206,110 and $140,855 as of December 31, 2025 and 2024, respectively, at fair value), net of allowance	356,195	274,062
Brokerage receivables, net of allowance	62,679	50,841
Trading account assets (including $228,816 and $193,291 pledged to creditors as of December 31, 2025 and 2024, respectively)	537,139	442,747
Investments:
Available-for-sale debt securities (including $4,931 and $5,389 pledged to creditors as of December 31, 2025 and 2024, respectively)	246,720	226,876
Held-to-maturity debt securities, net of allowance (fair value of which is $179,520 and $224,410 as of December 31, 2025 and 2024, respectively) (includes $70 and $0 pledged to creditors as of December 31, 2025 and 2024, respectively)	189,831	242,382
Equity securities (including $921 and $578 as of December 31, 2025 and 2024, respectively, at fair value)	7,678	7,399

Total investments	$444,229	$476,657
Loans:
Consumer (including $51 and $281 as of December 31, 2025 and 2024, respectively, at fair value)	408,533	393,102
Corporate (including $6,804 and $7,759 as of December 31, 2025 and 2024, respectively, at fair value)	343,697	301,386
Loans, net of unearned income	$752,230	$694,488
Allowance for credit losses on loans (ACLL)	(19,247)	(18,574)

Total loans, net	$732,983	$675,914
Goodwill	19,098	19,300
Intangible assets (including MSRs of $759 and $760 as of December 31, 2025 and 2024, respectively)	4,284	4,494
Premises and equipment, net of depreciation and amortization	33,339	30,192
Other assets (including $15,840 and $13,703 as of December 31, 2025 and 2024, respectively, at fair value), net of allowance	117,677	102,206

Total assets	$2,657,202	$2,352,945

CONSOLIDATED BALANCE SHEET
(Continued)	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars, except shares and par value per share amounts	2025	2024
Liabilities
Deposits (including $4,222 and $3,608 as of December 31, 2025 and 2024, respectively, at fair value)	$1,403,573	$1,284,458
Securities loaned and sold under agreements to repurchase (including $199,422 and $49,154 as of December 31, 2025 and 2024, respectively, at fair value)	348,098	254,755
Brokerage payables (including $5,492 and $5,207 as of December 31, 2025 and 2024, respectively, at fair value)	74,836	66,601
Trading account liabilities	162,798	133,846
Short-term borrowings (including $21,567 and $12,484 as of December 31, 2025 and 2024, respectively, at fair value)	51,878	48,505
Long-term debt (including $130,726 and $112,719 as of December 31, 2025 and 2024, respectively, at fair value)	315,827	287,300
Other liabilities, plus allowances	86,370	68,114

Total liabilities	$2,443,380	$2,143,579

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of December 31, 2025 —802,000 and as of December 31, 2024—714,000, at aggregate liquidation value	$20,050	$17,850
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of December 31, 2025 —3,099,752,593 and as of December 31, 2024—3,099,719,006	31	31
Additional paid-in capital	108,452	109,117
Retained earnings	215,128	206,294
Treasury stock, at cost: December 31, 2025—1,352,205,592 shares and December 31, 2024— 1,222,647,540 shares	(89,473)	(76,842)
Accumulated other comprehensive income (loss) (AOCI)	(41,897)	(47,852)

Total Citigroup stockholders’ equity	$212,291	$208,598
Noncontrolling interests	1,531	768
Total equity	$213,822	$209,366

Total liabilities and equity	$2,657,202	$2,352,945

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.